EXHIBIT 21
List of Subsidiaries
Par Pharmaceutical Companies, Inc.

		Percentage of Voting
		Securities Owned by Its
Entity	Jurisdiction of Organization	Immediate Parent
Par Pharmaceutical, Inc.	Delaware	100%
PRX Pharmaceuticals, Inc.	Delaware	100%
PRI-Research, Inc.	Delaware	100%
Par Pharma Group, Ltd.	Delaware	100%
Nutriceutical Resources, Inc.	New York	100%
ParCare Ltd.	New York	100%
Israel Pharmaceutical Resources LP	Israel	100%
Par SVC, LLC.	New York	100%
Kali Laboratories, Inc.	New Jersey	100%
Par Pharmaceutical, Inc.

		Percentage of Voting
		Securities Owned by Its
Entity	Jurisdiction of Organization	Immediate Parent
Par, Inc.	Delaware	100%